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Exhibit 10.6

MONITORING AND MANAGEMENT SERVICES AGREEMENT

        This Monitoring and Management Services Agreement (this "Agreement") is made as of August 15, 2003 (the "Effective Date"), by and among Packaged Ice, Inc., a Texas corporation (to be renamed Reddy Ice Group, Inc.) (the "Company"), Reddy Ice Holdings, Inc., a Delaware corporation (formerly known as CAC Holdings Corp.) ("Holdings"), Cube Acquisition Corp, a Texas corporation and wholly-owned subsidiary of Holdings ("Cube"), Trimaran Fund Management, L.L.C., a Delaware limited liability company ("Trimaran") and Bear Stearns Merchant Manager II, LLC, a Delaware limited liability company ("BSMB" and, together with Trimaran, each a "Manager" and together the "Managers").

        WHEREAS, the Company, Holdings and Cube are parties to that certain Agreement and Plan of Merger dated as of May 12, 2003 (the "Merger Agreement"), pursuant to which Cube will be merged with and into the Company (the "Merger");

        WHEREAS, the Managers advised Holdings and Cube in connection with the structuring and negotiation of the Merger Agreement and the Merger;

        WHEREAS, the Managers are advising Holdings and Cube in connection with the structuring and negotiation of financing and refinancing activity related to the Merger including, without limitation, financing for the (i) acquisition of the common stock of the Company, (ii) repurchase and redemption of the preferred stock of the Company, (iii) redemption of existing senior notes of the Company, and (iv) repayment of the Company's existing credit facility;

        WHEREAS, certain funds affiliated with the Managers are providing equity financing in connection with consummation of the Merger; and

        WHEREAS, Holdings and the Company desire to retain the Managers in order to provide certain monitoring and management services to Holdings and the Company, and the Managers are willing to provide such services on the terms set forth below.

        NOW, THEREFORE, the parties agree as follows:

        1.     Term. This Agreement shall commence on the Effective Date and shall terminate on the earlier of (i) the tenth anniversary of the Effective Date and (ii) the first date on which this Agreement shall have terminated with respect to both Managers in accordance with the provisions of this Section 1 (such period, the "Term"). Any Manager may in its sole and absolute discretion elect to terminate this Agreement with respect to itself only by providing written notice of such election to terminate to the Company and the other Manager at which time this Agreement shall cease to be of any further effect with respect to such terminating Manager but shall otherwise remain in full force and effect with respect to the other parties hereto. In addition, this Agreement shall terminate with respect to a Manager if at any time after the Effective Date the aggregate capital securities of Holdings held by such Manager and its affiliates shall, as a result of redemption, transfer, sale or other disposition of such capital securities to non-affiliates, be reduced to less than $20 million (valuing such capital securities at their original cost).

        Notwithstanding the foregoing, the total amount of the Monitoring Fee payable by the Company shall not be reduced as a result of the termination of this Agreement with respect to one Manager in accordance with the immediately preceding sentence but shall be reallocated to the non-terminating Manager as provided in Section 3 below.

        2.     Services. The Managers shall perform or cause to be performed such services for Holdings and the Company as mutually agreed by the Managers and the boards of directors of Holdings and the Company, which may include, without limitation, the following:

          (a)   general monitoring and management services;

          (b)   identification, support, negotiation and analysis of acquisitions and dispositions by Holdings, the Company or its subsidiaries;

          (c)   support, negotiation and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures, refinancing of existing indebtedness and equity issuances;

          (d)   monitoring of finance functions, including assistance in the preparation of financial projections, and compliance with financing agreements;

          (e)   monitoring of marketing functions, including marketing plans and strategies;

          (f)    monitoring of human resource functions, including searching, identifying and hiring of executives and directors; and

          (g)   other monitoring services for Holdings, the Company and its subsidiaries upon which the Managers and the boards of directors of Holdings and the Company agree.

        3.     Monitoring and Management Services Fee.

          (a)   In consideration of the Managers' undertaking to provide monitoring and management services hereunder, the Company shall pay the Managers an annual Monitoring Fee (the "Monitoring Fee") in an amount for each fiscal year equal to the sum of (i) $500,000 and (ii) subject to the immediately succeeding sentence, the Acquisition EBITDA Adjustment Amount (calculated as provided below). If Holdings or the Company shall acquire another entity or business (each, an "Acquired Business") during the term of this Agreement, the Monitoring Fee payable in accordance with this clause (a) and clauses (b) and (c) below shall be increased (and in no event decreased if EBITDA shall be a negative number) by an amount equal to 1% of the EBITDA of each Acquired Business (the "Acquisition EBITDA Adjustment Amount"). Notwithstanding the foregoing, the aggregate Monitoring Fee payable (i) in respect of fiscal 2003 and for the first two fiscal quarters of fiscal 2004 (but not for any future fiscal period) shall not be increased as the result of the acquisition of any Acquired Business occurring in fiscal 2003 or such first two fiscal quarters of 2004; provided that to the extent the Monitoring Fee would have been increased but for the operation of this clause (i), an amount equal to the amount by which the Monitoring Fee would have been increased (such amount, the "Initial Deferred Amount") shall be added to the amount of the Monitoring Fee paid in respect of each successive fiscal quarter of fiscal 2004 and each successive fiscal year thereafter until the Managers have been paid the Initial Deferred Amount in full, in each case, subject to the provisions of clause (ii) below and (ii) in any fiscal year shall not exceed, as the result of the acquisition of any Acquired Business, by more than $100,000 (the "Cap"), the amount of the aggregate Monitoring Fee payable in respect of the immediately preceding fiscal year, provided that (x) in the case of the maximum aggregate Monitoring Fee payable in fiscal 2004, the aggregate Monitoring Fee paid in fiscal 2003 shall be deemed to be $500,000, (y) to the extent that the Monitoring Fee is not increased as a result of the operation of the Cap, an amount equal to the amount by which the Monitoring Fee would have been increased but for the operation of the Cap (each such amount, a "Subsequent Deferred Amount") shall be added to the amount of the Monitoring Fee for each successive fiscal year (payable quarterly on a ratable basis) until the Managers have been paid all such Subsequent Deferred Amounts in full, in each case, subject to the operation of the Cap in respect of such fiscal year and (z) in the case of any increase in the Monitoring Fee occurring in such preceding fiscal year as a result of the acquisition of an Acquired Business during such fiscal year, each such acquisition shall be deemed to have occurred on the first day of such preceding fiscal year and the amount of the Acquisition EBITDA Adjustment Amount in respect of such Acquired Business shall be deemed to be the annualized amount of the amount actually payable in respect of such prior fiscal year.

        "EBITDA" means, with respect to each Acquired Business, an amount equal to the earnings before interest, taxes, depreciation and amortization as adjusted on a pro-forma basis.

        The Monitoring Fee shall be payable 50% to each of the Managers in advance in quarterly installments, for the period beginning on the date hereof and ending upon the termination of this Agreement as provided in Section 1 hereof; provided that, if a Manager has terminated this Agreement as to itself pursuant to Section 1 hereof, 100% of the Monitoring Fee shall be payable to the non-terminating Manager. In the event of such election to terminate by a Manager, all of the rights under this Agreement shall inure to the benefit of the remaining Manager and all obligations under this Agreement shall be borne by the remaining Manager and the terminating Manager shall have no further right to any fees or other benefits; provided, however, the provisions of Section 7 hereof shall survive any such election to terminate.

        The Monitoring Fees shall be payable by the Company whether or not the Company or Holdings actually request that the Managers provide the services described in Section 2 above. All Monitoring Fees shall be fully earned when due and payable.

          (b)   The first installment of the Monitoring Fee, for the period beginning on the Effective Date and ending September 30, 2003, shall be payable on the Effective Date (unless otherwise directed by the Managers) in an amount equal to $125,000 multiplied by a fraction, (i) the numerator of which is the actual number of days from and including the Effective Date to and including September 30, 2003, and (ii) the denominator of which is 90.

          (c)   Except as otherwise provided in Section 3(d) or 3(e) hereof, all subsequent payments of the Monitoring Fee shall be in quarterly installments, payable within ten business days after the commencement of the applicable fiscal quarter, in an amount equal to the sum of (i) $125,000, and (ii) subject to the limitations set forth in Section 3(a), the Acquisition EBITDA Adjustment Amount (which shall be determined using the EBITDA determined as of the date the transaction involving the Acquired Business is consummated); provided, if this Agreement terminates on a date other than the last day of a fiscal quarter, the final payment of the Monitoring Fee will be prorated based on the actual number of days from and including the first day of the final fiscal quarter during the Term to and including the date of termination and the Manager(s) receiving such excess amount shall promptly return such excess amount to the Company.

          (d)   Notwithstanding anything to the contrary contained herein, the Company shall accrue but not pay the Monitoring Fee if and for so long as any such payment would cause a payment default or event of default under the Company's financing agreements (a "Default"); provided that the Company shall be obligated to pay any accrued Monitoring Fees deferred under this Section 3(d) to the extent that such payment would not cause a Default. Interest will accrue on all due and unpaid Monitoring Fees not paid at a rate per annum equal to the prime rate until such Monitoring Fees are paid, and such interest shall compound annually.

          (e)   In addition to the Monitoring Fee, the Company shall reimburse the Managers, promptly upon request, for all reasonable out-of-pocket expenses incurred in the ordinary course of business by the Managers in connection with the Managers' obligations hereunder, including, without limitation, fees and expenses paid to advisers, consultants, subcontractors and other third parties in connection with such obligations. In addition, the Company shall reimburse those designees selected by the Managers to act as members of the Company's board of directors, for all of their reasonable out-of-pocket expenses incurred with respect to travelling to and participating in any and all board of directors meetings in accordance with the Company's expense reimbursement policies.

        4.     Transaction Fees.

          (a)   The Company hereby agrees to pay to the Managers on the date of this Agreement a fee (the "Transaction Fee") for services rendered in connection with securing, structuring, advising and negotiating the equity and debt financing for the transactions contemplated by the Merger Agreement and certain other advisory services, in an amount equal to $7,500,000. The Transaction Fee shall be payable by wire transfer of immediately available funds of which 60% shall be payable to Trimaran or its designee and 40% shall be payable to BSMB or its designee.

          (b)   During the Term, the Company shall provide the Managers a right of first offer to serve as joint financial advisors in connection with any transaction relating to an acquisition, recapitalization, or other transaction by or involving the Company or any of its subsidiaries in which Trimaran Fund Management, L.L.C., Trimaran Fund II, L.L.C., Trimaran Parallel Fund II, L.P., Trimaran Capital, L.L.C., CIBC Employee Private Equity Fund (Trimaran) Partners, CIBC MB Inc., Bear Stearns Merchant Capital II, L.P., Bear Stearns Merchant Banking Partners II, L.P., Bear Stearns Merchant Banking Investors II, L.P., Bear Stearns MB-PSERS II, L.P., The BSC Employee Fund III, L.P. and/or BSC Employee Fund IV, L.P. (the "Sponsors") and/or their affiliates contribute equity to Holdings, the Company or any of its subsidiaries. If the Managers agree to serve as the Company's joint financial advisors and the Sponsors and/or their affiliates contribute such equity with respect to any transaction or series of concurrent transactions with an aggregate gross transaction value of $10 million or greater, the Managers (or such affiliates as they may respectively designate) shall be entitled to receive an aggregate fee in connection with each such transaction (or series of concurrent transactions) equal to 2% of the gross transaction value of such transaction (or series of concurrent transactions) payable as of the date of such transaction (or series of concurrent transactions). Such fee shall be divided among the Managers in proportion to the equity invested in Holdings, the Company or its subsidiaries by each Manager incurred in connection with such transaction, plus an amount equal to the reasonable out-of-pocket expenses of the Managers in connection with such transaction (or series of concurrent transactions).

        5.     Personnel. The Managers shall provide and devote to the performance of this Agreement such partners, employees and agents of them as they shall deem appropriate to the furnishing of the services required.

        6.     Liability. None of Trimaran, BSMB, any of their respective affiliates nor their respective partners, members, officers, employees or agents (collectively, the "Manager Group") shall be liable to the Company or the Company's subsidiaries or affiliates for any loss, liability, damage or expense (collectively, a "Loss") arising out of or in connection with the performance of services contemplated by this Agreement, unless and then only to the extent that such Loss is determined by a court in a final order from which no appeal can be taken, to have resulted primarily from gross negligence, willful misconduct or fraud on the part of such member of the Manager Group. Each of Trimaran and BSMB makes no representations or warranties, express or implied, in respect of the services to be provided by the Manager Group. Except as each of Trimaran and BSMB may otherwise agree in writing on or after the date hereof: (a) each member of the Manager Group shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (i) engage in the same or similar business activities or lines of business as the Company or its subsidiaries, (ii) do business with any client or customer of the Company or its subsidiaries and (iii) advise, manage, supervise or monitor any company, including any and all existing or future portfolio companies of such Managers, whether or not such company competes with the Company; (b) no member of the Manager Group shall be liable to the Company or its subsidiaries or affiliates for breach of any duty (contractual or otherwise) by reason of any such activities or of such person's participation therein; and (c) in the event that any member of the Manager Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both (A) the Company or any of its subsidiaries, on the one hand, and (B) such member of the Manager Group, on the other hand, or any other person, no member of the Manager

Group shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or its subsidiaries and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company, its subsidiaries or any of their affiliates for breach of any duty (contractual or otherwise) by reasons of the fact that any member of the Manager Group directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company, its subsidiaries or any of their affiliates. In no event will any of the parties hereto be liable to any other party hereto for any punitive, exemplary, indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) other than for the Claims (as defined in Section 7) relating to the services which may be provided by the Managers hereunder. Nothing in this Agreement shall be construed to relieve the directors or officers of the Company from the performance of their respective duties or limit the exercise of their powers in accordance with the Company's Articles of Incorporation or Bylaws, any applicable provisions of the applicable corporate law, or otherwise. The activities of the Company shall at all times be subject to the control and direction of its Board of Directors and officers. The Company reserves the right to make all decisions with regard to any matter upon which the Manager has rendered its advice and consultation.

        7.     Indemnity. The Company and its subsidiaries shall defend, indemnify and hold harmless each member of the Manager Group from and against any and all Losses arising from any claim by any person with respect to, or in any way related to, this Agreement (including attorneys' fees) (collectively, "Claims") resulting from any act or omission of any member of the Manager Group except to the extent that such Loss is determined by a court in a final order from which no appeal can be taken to have resulted primarily from the gross negligence or willful misconduct of such member of the Manager Group. The Company and its subsidiaries shall defend at their own cost and expense any and all suits or actions (just or unjust) which may be brought against the Company and its subsidiaries or any member of the Manager Group, or in which any member of the Manager Group may be impleaded with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance of the obligations hereunder by the Manager Group, except that if such damage shall be proven to be the direct result of gross negligence or willful misconduct by a member of the Manager Group then such member of the Manager Group shall reimburse the Company and its subsidiaries for the costs of defense and other costs incurred by the Company and its subsidiaries.

        8.     Notices. All notices hereunder shall be in writing and shall be delivered personally or mailed by United States mail, postage prepaid, addressed to the parties as follows:

        to Holdings or the Company:

    Packaged Ice, Inc. (to be renamed Reddy Ice Group, Inc.)
    3535 Travis Street, Suite 170
    Dallas, TX 75204
    Attention: Chief Executive Officer
    Fax: (214) 528-1532

    with a copy, which shall not constitute notice, to:

    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
    300 Convent St., Suite 1500
    San Antonio, TX 78205
    Attention: Alan Schoenbaum, Esq.
    Fax: (210) 224-2035

        to the Managers:

    Trimaran Fund II, L.L.C.
    c/o Trimaran Fund Management, L.L.C.
    425 Lexington Avenue
    Third Floor
    New York, NY 10017
    Attention: Steven Flyer
    Fax: 212-885-4350

    and

    Bear Stearns Merchant Manager II, LLC
    c/o Bear Stearns Merchant Fund Corp.
    383 Madison Avenue
    40th Floor
    New York, NY 10179
    Attention: David King
    Fax: 212-272-7425

    with a copy, which shall not constitute notice, to:

    Cahill Gordon & Reindel LLP
    80 Pine Street
    New York, NY 10005
    Attention: Roger Meltzer, Esq.
    Fax: (212) 269-5420

        9.     Assignment. No party hereto may assign any obligations hereunder to any other party without the prior written consent of the other parties (which consent shall not be unreasonably withheld); provided that each of Trimaran and BSMB may, without the consent of the Company or the other Manager, assign its rights under this Agreement to any of its affiliates.

        10.   No Waiver. The failure of a party to this Agreement to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

        11.   Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.

        12.   Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

        13.   Entire Agreement; Modification; Governing Law. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon either party unless approved in writing by an authorized representative of such party. All issues concerning this agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

[END OF PAGE]
[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties have executed this Monitoring and Management Services Agreement as of the date first written above.

PACKAGED ICE, INC. (to be renamed REDDY ICE GROUP, INC.)
By:	/s/ WILLIAM P. BRICK
Name:	William P. Brick
Title:	Chief Executive Officer
REDDY ICE HOLDINGS, INC.
By:	/s/ STEVEN A. FLYER
Name:	Steven A. Flyer Authorized Signatory
By:	/s/ DAVID E. KING
Name:	David E. King Authorized Signatory
CUBE ACQUISITION CORP.
By:	/s/ STEVEN A. FLYER
Name:	Steven A. Flyer Authorized Signatory
By:	/s/ DAVID E. KING
Name:	David E. King Authorized Signatory

TRIMARAN FUND MANAGEMENT, L.L.C.
By:	/s/ STEVEN A. FLYER
Name:	Steven A. Flyer
Title:	Managing Director
BEAR STEARNS MERCHANT MANAGER II, L.L.C.
By:	JDH Management, L.L.C., its manager
By:	/s/ DAVID E. KING
Name:	David E. King
Title:	Senior Managing Director

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  Exhibit 10.6
MONITORING AND MANAGEMENT SERVICES AGREEMENT